SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number 333-07249-02

                               CIT RV TRUST 1996-B
             (Exact name of registrant as specified in its charter)

           650 CIT Drive Livingston, New Jersey 07039, (201) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               CIT RV TRUST 1996-B
                       Class A-1 6.00% Asset Backed Notes
                       Class A-2 6.40% Asset Backed Notes
                       Class A-3 6.65% Asset Backed Notes
                         7.10% Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of  all  other   classes of securities  for  which a duty to file
           reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)  [ ]                 Rule  12h-3(b)(1)(ii)  [ ]
     Rule  12g-4(a)(1)(ii) [ ]                 Rule  12h-3(b)(2)(i)   [ ]
     Rule  12g-4(a)(2)(i)  [ ]                 Rule  12h-3(b)(2)(ii)  [ ]
     Rule  12g-4(a)(2)(ii) [ ]                 Rule  15d-6            [x]
     Rule  12h-3(b)(1)(i)  [x]

         Approximate number of holders of record as of the certification
or notice date:    47

         Pursuant to the requirements of the Securities Exchange Act of 1934, CIT RV TRUST 1996-B has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 5, 1997                  CIT RV TRUST 1996-B, the trust
                                         by The CIT Group/Sales Financing, Inc.,
                                         the servicer

                                         By:       /s/ Frank Garcia
                                                  ---------------------
                                         Name:    Frank Garcia
                                         Title:   Vice President